Exhibit 99.3

Filed by RF Micro Devices, Inc. pursuant to Rule 425
under the Securities Act of 1933, as amended
Subject Company: Sirenza Microdevices, Inc.
(Commission File No. 000-30615)
RFMD Signs Definitive Agreement to Acquire Sirenza Microdevices Inc.
Earlier this morning, we announced that RFMD has signed a definitive agreement to acquire Sirenza Microdevices Inc. (SMDI). You can read today’s press release in the attached file. If you want to learn more about Sirenza you can visit their website at www.sirenza.com.
The strategic combination of our two companies is based on complementary strengths which will create the world’s largest, most diversified and best positioned company focused on RF solutions. Today, RFMD is the leading provider of high performance, highly integrated RF solutions for the cellular market. We have been expanding our presence in other RF markets, such as Infrastructure, WiMAX, WiFi and the Defense segment. The acquisition of Sirenza will provide a platform for dramatic growth in our Multi-Market Products Group. Sirenza has a broad customer base and products serving key end markets, including wireless infrastructure, broadband and consumer wireless connectivity and aerospace and defense.
Combining these two companies is excellent news for RFMD employees and our shareholders. We are strengthening our company by diversifying our business beyond the cellular market. This has been an important strategic objective for RFMD for some time. Here are some of the key highlights:
•	Accelerates RFMD’s penetration of multiple high growth markets

•	Increases RFMD’s total addressable market by approximately 67% to more than $20 billion

•	Enables RFMD to extend its deep high-performance IC design and integration expertise into Sirenza’s multi-market end markets

•	Diversifies RFMD’s global customer base

•	Strengthens RFMD’s management team

•	Enhances RFMD’s management profile
Bob Van Buskirk, the President and CEO of Sirenza, has agreed to move to Greensboro and lead our combined Multi-Market Products Group. He will report to me after the closing is completed.

RFMD and Sirenza will operate as separate entities while this transaction goes through regulatory review and other closing processes, including the approval of the RFMD and Sirenza shareholders. We expect the transaction to close during RFMD’s FY 08 Q3, which ends on December 29, 2007. As of the closing date, Sirenza would become part of RFMD.
If you have any questions about this transaction, we encourage you to speak with your manager and to review our Investor Presentation, which will be available at www.rfmd.com.
While several of you will be working on the closing process and integration planning, there will be essentially no impact on the employees not directly involved in this effort. So, I am asking the organization to continue focusing on the goals and challenges of your own work in support of our 6 FY 08 “Must Haves,” which you can find on our RFMD intranet site.
Successfully completing these “Must Haves” will not only benefit RFMD as we know it today but will also ensure that the RFMD of tomorrow is even stronger. I appreciate your efforts to make sure they happen.
Best Regards,
Additional Information and Where to Find It
RFMD intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus and related documents in connection with this transaction. Investors are urged to read these filings when they become available because they will contain important information concerning the transaction. Investors may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, RFMD and Sirenza security holders may obtain free copies of documents filed by either company with the Securities and Exchange Commission by contacting (i) Douglas DeLieto, Vice President of Investor Relations, at 336.931.7968; or (ii) Jodi Bochert, Investor Relations, at 303.327.3193.
RFMD, Sirenza and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of RFMD and the stockholders of Sirenza in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of RFMD is also included in RFMD’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2007. Additional information regarding the directors and executive officers of Sirenza is also included in Sirenza’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov and from the Investor Relations Departments of RFMD and Sirenza by contacting the individuals identified above.